Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXIGENE ANNOUNCES UPCOMING PRESENTATION AT THE BIO-CEO CONFERENCE AND PROVIDES BUSINESS UPDATE

SOUTH SAN FRANCISCO, Calif., February 3, 2016 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of cancer, today announced it will present a company overview on February 8, 2016 at 11:30 a.m. Eastern time at the 2016 BIO CEO & Investor Forum.

OXiGENE also announced that the U.S. Food and Drug Administration (FDA) has approved the protocol for FOCUS, OXiGENE’s phase 2/3 study of CA4P for the treatment of platinum-resistant ovarian cancer. FOCUS will test whether CA4P, the company’s lead investigational drug, improves progression-free survival (PFS) when combined with bevacizumab (Avastin®) and chemotherapy. If the trial is successful, data from FOCUS would be used as the basis for a new drug application to the FDA.

“I am pleased that we have approval from the FDA to proceed with FOCUS, our planned clinical trial in platinum-resistant ovarian cancer,” stated William D. Schwieterman, M.D., President and Chief Executive Officer of OXiGENE. “We have engaged a well-qualified clinical research organization to assist us with this trial, and intend to begin patient enrollment in the second quarter of this year. While we continue to develop and plan for a similar study in glioblastoma multiforme, and continue to see this as an outstanding opportunity to expand our pipeline, we will not initiate this study in 2016 as most of our current efforts for developing CA4P will be on FOCUS.”

FOCUS is a randomized double-blind placebo-controlled study divided into two parts to maximize the speed of data collection. During stage 1 (n= up to 80 patients), serial interim analyses will be conducted to initially assess the efficacy and safety of the combination regimen when compared to standard-of-care. Stage 2 (n= approximately 356 patients) is a confirmatory phase 3 study which would begin immediately after evidence of safety and efficacy are initially demonstrated in stage 1.

FOCUS is designed to build upon data from the GOG-0186I study, first announced in 2014, which demonstrated that CA4P improves PFS in women with recurrent ovarian cancer when combined with bevacizumab compared to bevacizumab alone. The treatment effect observed in this study was strongest in the subgroup of ovarian cancer patients with platinum-resistant disease.

To listen to a live version of the audio webcast of the 2016 BIO CEO & Investor Forum, please visit the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events & Presentations.” A replay of the webcast will be available at this same location approximately one hour after the conclusion of the live event.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing vascular disrupting agents (VDAs) to treat cancer. VDAs selectively disrupt abnormal blood vessels that sustain tumors. The company’s investigational drugs include CA4P (fosbretabulin), which is in development as a treatment for solid tumors, and OXi4503, which is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.